Filed Pursuant to Rule 424(b)(4)
                                                      Registration No. 333-49432


                          Prospectus Supplement No. 10
                      To Prospectus dated December 19, 2000

                                  $300,000,000

                             RF Micro Devices, Inc.

                3.75% Convertible Subordinated Notes Due 2005 and
             the Common Stock Issuable Upon Conversion of the Notes

         This prospectus supplement relates to the resale by the selling securityholders of 3.75% convertible subordinated notes due 2005 of RF Micro Devices, Inc. and the shares of common stock, no par value, of RF Micro Devices, Inc. issuable upon the conversion of the notes.

         This prospectus supplement should be read in conjunction with the prospectus dated December 19, 2000 and the prospectus supplements dated January 4, 2001, January 24, 2001, February 7, 2001, February 27, 2001, March 19, 2001,
April 4, 2001, April 24, 2001, May 15, 2001 and June 4, 2001, which are to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus.

         The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.


                                                      Principal
                                                      Amount of                        Number of
                                                      Maturity                         Shares of
                                                      of Notes                       Common Stock
                                                    Beneficially      Percentage      that May be      Percentage of
                                                     Owned that        of Notes        Sold (1)         Common Stock
                      Name                           May be Sold     Outstanding                      Outstanding (2)
                      ----                           -----------     -----------     -------------    ---------------
Deutsche Banc Alex Brown (3)................         $10,000,000          3.3           221,803              *
1251 Avenue of the Americas
New York, NY 10020

Credit Suisse First Boston Corporation (4)..         $4,684,000           1.6           103,892              *
5 World Trade Center
New York, NY 10048
Attn:  Reorg. Dept.

Putnam High Income Convertible and Bond Fund
c/o Putnam Investment Management, LLC                 $707,000             *            15,681               *
Attn: R. Tulipani, N-3-L
Investors Way
Norwood, MA 02062

University of Rochester.....................           $49,000             *             1,086               *
c/o The Putnam Advisory Company, LLC
Attn: R. Tulipani, N-3-L
Investors Way
Norwood, MA 02062

Any other holder of notes or future transferee,
pledgee, donee or successor (5)(6) .........
    --------------
    *  Less than 1%

    (1) Assumes conversion of all of the holder's notes at a conversion price of $45.085 per share of common stock. However, this conversion price will be subject to adjustment as described in the accompanying prospectus under "Description of Notes--Right of Conversion." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

    (2)  Calculated  based  on  Rule  13d-3(d)(i)  of  the  Exchange  Act  using
162,340,816 shares of common stock outstanding as of December 1, 2000. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

    (3)  This   supplement  amends  the  prior  information   contained  in  the
accompanying prospectus dated December 19, 2000 and prospectus supplement dated June 4, 2001 concerning beneficial ownership of the selling securityholder.

    (4) The amounts presented herein are in addition to those reported by Credit Suisse First Boston Corporation in the accompanying prospectus dated December 19, 2000 and prospectus supplements dated January 4, 2001, February 27, 2001 and April 4, 2001 and by CSFB Convertible and Quantitative Strategies in the accompanying prospectus supplement dated June 4, 2001. Credit Suisse First Boston Corporation has acted as an underwriter for an issuance of our securities within the past three years.

     (5) Information about other selling security holders will be set forth in additional prospectus supplements, if required.

     (6) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

                              --------------------

INVESTING IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE ACCOMPANYING PROSPECTUS.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              --------------------

            The date of this Prospectus Supplement is July 2, 2001.